Exhibit 3.5

CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ACER THERAPEUTICS INC.,

a Delaware corporation

WITH AND INTO

ACER REINCORPORATION, Inc.,

a Delaware corporation

Pursuant to Section 253 of the Delaware General Corporation Law, Acer Reincorporation, Inc., a Delaware corporation organized and existing under and by virtue of the laws of the State of Delaware (“Parent”),

DOES HEREBY CERTIFY:

FIRST:    That it was organized pursuant to the provisions of the General Corporation Law of the State of Delaware.

SECOND:    That it owns 100% of the outstanding stock of Acer Therapeutics Inc., a corporation organized pursuant to the provisions of the General Corporation Law of the State of Delaware (“Subsidiary”).

THIRD:    The Board of Directors of Parent (the “Board”) has adopted the resolutions as of March 1, 2018 attached as Exhibit A hereto approving the merger of Subsidiary with and into Parent, with Parent as the surviving corporation.

FOURTH:    The Certificate of Incorporation of Parent shall be the Certificate of Incorporation of the surviving corporation, except that name of the surviving corporation shall be Acer Therapeutics Inc.

FIFTH:    The proposed merger has been adopted, approved, certified, executed and acknowledged by the Board in accordance with the General Corporation Law of the State of Delaware.

[Signature Page Follows]

In Witness Whereof, Acer Reincorporation, Inc., a Delaware corporation, has caused this certificate to be signed by its President and Chief Executive Officer as of May 15, 2018.

ACER REINCORPORATION, INC.,
a Delaware corporation

By:	/s/ Chris Schelling
Name:	Chris Schelling
Title:	President and Chief Executive Officer

Exhibit A

Board Resolutions

Whereas, Acer Therapeutics Inc., a Texas corporation (the “Corporation”), owns all of the issued and outstanding shares of capital stock of Acer Therapeutics Inc., a Delaware corporation (the “Subsidiary”);

Whereas, following the reincorporation of the Corporation to the State of Delaware by means of a statutory conversion (the “Conversion”), the Corporation (renamed Acer Reincorporation, Inc.) will continue to own all of the issued and outstanding shares of capital stock of the Subsidiary;

Whereas, it is deemed advisable and in the best interest of the Corporation and the Corporation’s stockholders that, promptly following the Conversion, the Corporation merge the Subsidiary with and into the Corporation pursuant to Section 253 of the Delaware General Corporation Law, with the separate existence of the Subsidiary ceasing upon effectiveness thereof, and the Corporation continuing as the surviving corporation and assuming all of the liabilities and obligations of the Subsidiary and succeeding to all of its assets (the “Merger”); and

Whereas, it is deemed advisable and in the best interest of the Corporation and the Corporation’s stockholders that following the Merger, the name of the surviving corporation be changed to Acer Therapeutics Inc.

Now, Therefore, Be It Resolved, that upon effectiveness of the Conversion, the Merger be, and hereby is, approved;

Resolved Further, that the Chief Executive Officer, President and any other officer of the Corporation (each such person, an “Authorized Officer”) be, and each of them hereby is, authorized to prepare and execute a Certificate of Ownership and Merger setting forth a copy of these resolutions, and, following the Conversion, to file the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware and pay any fees related to such filing; and

Resolved Further, that each of the Authorized Officers be, and each of them hereby is, authorized and empowered to take all such further action and to execute, deliver and file all such further agreements, certificates, instruments and documents, in the name and on behalf of the Corporation, and if requested or required, under its corporate seal duly attested by the Secretary; to pay or cause to be paid all expenses; to take all such other actions as they or any one of them shall deem necessary, desirable, advisable or appropriate to consummate, effectuate, carry out or further the transactions contemplated by and the intent and purposes of the foregoing resolutions.